United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

SCOLR Pharma, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SCOLR Pharma, Inc.

3625 132nd Avenue SE, Suite 300

Bellevue, Washington 98006

May 2, 2005

Dear Stockholder:

This year’s annual meeting of stockholders will be held on June 10, 2005, at 10:30 a.m. local time at The Washington Athletic Club, 1325 6th Avenue, Seattle, Washington 98101. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter.

It is important that you use this opportunity to take part in the affairs of SCOLR Pharma, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of SCOLR Pharma, Inc.’s Annual Report to Stockholders is also enclosed for your information. Following completion of the scheduled business, we will report on SCOLR Pharma’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

DANIEL O. WILDS
President and Chief Executive Officer

SCOLR Pharma, Inc.

3625 132nd Avenue SE, Suite 300

Bellevue, Washington 98006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10, 2005

To the stockholders of SCOLR Pharma, Inc.:

Notice is hereby given that the annual meeting of the stockholders of SCOLR Pharma, Inc., a Delaware corporation, will be held on June 10, 2005, at 10:30 a.m. local time at The Washington Athletic Club located at, 1325 Sixth Avenue, Seattle, Washington 98101, for the following purposes:

1. To elect six directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

2. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 18, 2005 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement.

By order of the Board of Directors,

DANIEL O. WILDS
President and Chief Executive Officer

Bellevue, Washington

May 2, 2005

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BANK, BROKER OR OTHER NOMINEE.

SCOLR Pharma, Inc.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of SCOLR Pharma, Inc., a Delaware corporation, for use at its 2005 annual meeting of stockholders or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about May 5, 2005.

Date, Time and Place of Meeting.    This year’s annual meeting of stockholders will be held on June 10, 2005, at 10:30 a.m. local time at The Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington 98101.

Voting Securities.    Only stockholders of record as of the close of business on April 18, 2005 will be entitled to vote at the meeting and any adjournment thereof. As of that date, we had 34,513,386 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors.

Solicitation of Proxies.    We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and may reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and other third parties to solicit proxies, personally or by telephone.

Voting of Proxies.    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Proxy Revocation.    A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of SCOLR Pharma a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. However, if a stockholder’s shares are held of record by a bank, broker or other nominee, the shareholder must first obtain a proxy issued in his or her name from such bank, broker or other nominee before voting the shares in person at the meeting.

Principal Executive Offices.    Our principal executive offices are located at 3625 - 132nd Avenue SE, Suite 300, Bellevue, Washington 98006. Our corporate website is http://www.scolr.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

On April 14, 2004, our Board of Directors amended Section 3.2 of our Bylaws to eliminate the staggered Board of Directors. Section 3.2 divided the Board into three classes and provided that the directors in each class would serve staggered three-year terms. As amended, Section 3.2 of our Bylaws provides that the Board of Directors shall consist of between 4 and 12 members, with the specific number to be established by resolution of the Board. We currently have nine directors. Effective as of the 2005 Annual Meeting, the Board has reduced the number of directors to seven. David Howard and. Robert Schroeder are not standing for reelection. The Board of Directors eliminated the staggered board provision in order to provide stockholders with the ability to elect the full Board on an annual basis.

Notwithstanding the foregoing Bylaw amendment, because Herbert L. Lucas was elected to a three-year term at a time when the Board was divided into three staggered classes, the terms of only eight directors will expire at this year’s annual meeting of stockholders. Under Delaware law, the term of Mr. Lucas will continue for the remainder of the full three-year term for which he was elected in 2003.

The Board’s nominees for election by the stockholders to the six Board positions open for election are the following current members of the Board of Directors: Randall L-W. Caudill, Daniel O. Wilds, Reza Fassihi, Ph.D., Wayne L. Pines, Michael Sorell, M.D. and Michael N. Taglich. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2006 and until their respective successors are elected and qualified. If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected as the directors. Abstentions and broker non-votes have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

Set forth below is certain information furnished to us by the directors standing for election and by each of the directors whose terms will continue after the annual meeting.

Daniel O. Wilds, age 56, was appointed our President and CEO and a Director in August 2003. From 1998 to July 2003, Mr. Wilds served as Chairman, President and CEO of Northwest Biotherapeutics, Inc., a biotechnology company focused on discovering, developing, and commercializing immunotherapy products that safely generate and enhance immune system responses to effectively treat cancer. Prior to that position, he was President and CEO of Shiloov Biotechnologies (USA), Inc. from 1997 to 1998. From 1992 to 1996, Mr. Wilds was President and CEO of Adeza Biomedical Corporation, prior to which he served as the President and CEO of Medisense, Inc. and President of Baxter’s Chemotherapy Service. Mr. Wilds has also served as President and COO of Travenol-Genentech, Inc., a joint venture between Baxter International and Genentech, Inc., and has held other domestic and international senior management positions in the biomedical and biopharmaceutical fields. Mr. Wilds currently serves on the board of Helix BioMedix, Inc. and is a member of the Leadership Council for the Albert B. Sabine Vaccine Institute’s Cancer Vaccine Consortium. Mr. Wilds holds a BA from California State University, Los Angeles and an MBA from Northwestern University.

Herbert L. Lucas, age 78, has been a Director since 1991. He served as President from 1972 to 1981 of Carnation International in Los Angeles and as a director of the Carnation Company. Since 1982, Mr. Lucas has managed his family investment business. He has served on the boards of various financial and business institutions including Wellington Trust Company, Arctic Alaska Fisheries, Inc., and Sunworld International Airways, Inc. Mr. Lucas has served as Trustee of The J. Paul Getty Trust, the Los Angeles County Museum of

Art, The Morgan Library, and Winrock International Institute for Agricultural Research and Development. He was formerly a member of the Board of Trustees of Princeton University. Mr. Lucas received a BA degree in History from Princeton University and an MBA degree from the Harvard University Graduate School of Business Administration.

Randall L-W. Caudill, D. Phil., age 58, has served as a member of the Board since 2002. Dr. Caudill is currently President of Dunsford Hill Capital Partners, a financial consulting firm serving early-stage healthcare and technology companies. From 1987 to 1997, while at Prudential Securities, Dr. Caudill established and headed the firm’s San Francisco investment banking practice and served as head of the Mergers and Acquisitions Department and co-head of Prudential’s investment banking division. Dr. Caudill also served as executive director and co-head of mergers and acquisitions at Morgan Grenfell Inc. and Vice President in the Mergers and Acquisitions Department of The First Boston Corporation. Dr. Caudill currently serves as Chairman of the Board of VaxGen, Inc., and on the boards of RamGen Inc., and Helix BioMedix Inc. Dr. Caudill received a master’s degree in Public and Private Management from Yale University and earned a doctorate of philosophy while a Rhodes Scholar at Oxford University.

Michael N. Taglich, age 39, was appointed to the Board in August 2003 and was appointed Chairman of the Board in April 2005. Mr. Taglich has served as the President and co-founder of Taglich Brothers, Inc., a NASD broker-dealer focused on public and private micro cap companies, since 1992. From 1987-1992, Mr. Taglich was Vice President at Weatherly Securities and currently serves as the Chairman of the Board of Telenetics, Inc. Mr. Taglich earned a BS from New York University.

Reza Fassihi, Ph.D., age 53, joined the Board in November 2003. Dr. Fassihi is the co-inventor and patent holder of three patents in SCOLR’s CDT(R) platform and is a consultant to the Company. He is currently Professor of Biopharmaceutics and Industrial Pharmacy at Temple University, School of Pharmacy. Dr. Fassihi joined Temple University in 1992 where he has served as professor, director of graduate programs, has chaired various committees and is Co-Chair of PPF (Philadelphia Pharmaceutical Forum). Dr. Fassihi is widely published in more than 100 peer-reviewed professional papers, numerous chapters in books and is credited with more than 300 abstracts. Currently he has ongoing projects in collaboration with various pharmaceutical laboratories. He acts as a consultant to a number of pharmaceutical and nutritional manufacturers, government agencies, and has served as an expert witness on issues related to pharmaceutical products.

Wayne L. Pines, age 61, joined the Board in April 2004. Mr. Pines is an international consultant on FDA-related regulatory and media issues and on corporate crisis management. Since 1993, he has been President of Regulatory Services and Healthcare at APCO Worldwide, a public affairs firm in Washington, D.C. Prior to that, Mr. Pines was Executive Vice President of Burson-Martseller, an international public relations agency. Mr. Pines served for ten years at the FDA, as Chief of Consumer Education and Information, Chief of Press Relations and Associate Commissioner of Public Affairs. He is on the board of several non-profit organizations including the FDA Alumni Association and the MedStar Research Institute. A frequent lecturer at educational conferences, he has authored or edited six books on FDA-related issues, medical advertising regulation and crisis management. Mr. Pines is a graduate of Rutgers University.

Michael Sorell, M.D., age 57, joined the Board in April 2004. Dr. Sorell has served as the Chief Executive Officer and a director of Neurologix, Inc., a developer of proprietary therapies for treating central nervous system disorders, since September 2004. Prior to joining Neurologix, Dr. Sorell was a managing member of MS Capital Advisors LLC, an investment banking and advisory service firm, since 1996. From 1986 to 1992 and from 1994 to 1996, Dr. Sorell was with Morgan Stanley & Co. in various capacities, including biotechnology and pharmaceuticals analyst and lastly as emerging growth strategist and executive director. From March 1992 to July 1994, Dr. Sorell was a partner in a joint venture with Essex Investment Management of Boston, an investment management firm. Prior to March 1992, Dr. Sorell was on the staff of Memorial Sloan-Kettering Cancer Center and worked in clinical development of Schering Plough. Dr. Sorell received his medical degree from the Albert Einstein College of Medicine, Bronx, NY, and studied in the Visiting Professionals Program at the New York University Graduate School of Business with a major in finance. Dr. Sorell is also a director of Applied Neurosolutions, Inc.

In connection with the issuance of convertible notes in June 2003, we agreed to use our best efforts for three years to nominate and secure the election of a designee of Taglich Brothers, Inc. to serve as a director on our Board of Directors, or at Taglich Brothers’ discretion, permit a designee to attend Board meetings as a non-voting observer. Mr. Michael Taglich is currently serving as the director designated by Taglich Brothers.

The Board of Directors has determined that each of Randall L-W. Caudill, Herbert L. Lucas, Wayne L. Pines and Michael Sorell, M.D. is an independent director for purposes of the American Stock Exchange rules as currently applicable to us. We currently do not have a majority of independent members on our Board of Directors. The rules of the American Stock Exchange allowed small business issuers like SCOLR Pharma Inc. (during 2004), to be in compliance with this requirement following our annual meeting of stockholders. Assuming election at the annual meeting of the persons nominated by the Board, we will be in compliance with the rule requiring that a majority of our directors be independent.

Board Meetings and Committees

The Board of Directors held twelve meetings during the fiscal year ended December 31, 2004. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served held during that period.

Audit Committee.    The members of the Audit Committee are Mr. Lucas (Chairman), Dr. Caudill, Mr. Pines and Dr. Sorell. The Board of Directors has determined that each member of the Audit Committee satisfies all applicable independence and experience requirements of the American Stock Exchange and the Securities and Exchange Commission. In addition, the Board of Directors has determined that at least one of the Audit Committee members, Dr. Caudill, is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. The functions of the Audit Committee include retaining our independent auditors, reviewing their independence, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held six meetings during the fiscal year ended December 31, 2004. For additional information concerning the Audit Committee, see “REPORT OF THE AUDIT COMMITTEE” below.

Compensation Committee.    The members of the Compensation Committee are Mr. Lucas, Dr. Caudill and Mr. Taglich. The Board of Directors has determined that Messrs. Lucas and Caudill satisfy all applicable independence and experience requirements of the American Stock Exchange and the Securities and Exchange Commission. The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, reviews and approves salary and bonus levels for other employees (with compensation in excess of $100,000 per year) and approves stock option grants to officers and employees. The Compensation Committee held seven meetings during the fiscal year ended December 31, 2004.

Nominating and Corporate Governance Committee.    We established a Nominating and Corporate Governance Committee in March 2004. The Nominating and Corporate Governance Committee is comprised of Messrs. Caudill, Lucas and Taglich. The Board of Directors has determined that Messrs. Lucas and Caudill satisfy all applicable independence requirements of the American Stock Exchange. Mr. Taglich is not considered independent as a result of placement agent fees paid to Taglich Brothers, Inc. during 2003 and 2004. Mr. Taglich’s service on this Committee was approved by the Board to be required by the best interests of the

Company and its stockholders. Mr. Taglich is not a current officer or employee or an immediate family member of any such person. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below.

The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board of Directors, selecting or recommending to the Board of Directors director nominees for each election of directors, developing and recommending to the Board criteria for selecting qualified director candidates, considering committee member qualifications, appointment and removal, and providing oversight in the evaluation of the Board and each committee. The nominees for election as Directors were selected by the Committee and approved by the Board of Directors. The Nominating and Corporate Governance Committee met three times in 2004 to, among other matters, consider new directors and the nominees for the annual meeting.

When considering the nomination of director for election to the Board, the Nominating and Corporate Governance Committee will review the results of an evaluation performed by the Board of Directors and each committee and the needs of the Board of Directors for various skills, background, experience and expected contribution and qualifications of the candidate. In this regard, the Committee concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Committee evaluates perspective nominees on its own initiative or referred to it by other Board members, management, stockholders or external sources.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders. However, the Committee will consider candidates for director recommended by a stockholder, provided that any such recommendation is sent in writing to the Corporate Secretary, 3625-132nd Avenue, S.E., Bellevue, Washington 98006 not later than February 10, 2006 (with respect to the 2006 Annual Meeting of Stockholders) and contains the following information: (i) the candidate’s name, age, contact information and present principal occupation or employment; (ii) a description of the candidate’s qualifications, skills, background and business experience during, at a minimum, the last five years, including his or her principal occupation; and (iii) the consent of each nominee to serve if elected. The Committee uses the same criteria for evaluating candidates nominated by stockholders as it does for these proposed by other Board members, management and search companies.

Communications with Directors

Any stockholder wishing to communicate with any of our directors regarding SCOLR Pharma may write to the director, c/o Corporate Secretary, 3625 132nd Avenue SE, Suite 300, Bellevue, Washington 98006. Any such correspondence should indicate that the sender is a stockholder of SCOLR Pharma. Depending on the subject matter, the Secretary will either forward these communications directly to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The independent directors of the Board review and approve the stockholder’s communication process periodically to ensure effective communication with stockholders.

Director Attendance at Annual Meetings

Although we have no policy with regard to Board members’ attendance at our annual meetings, it is customary for all Board members to attend. Seven of our Board members then serving attended the 2004 annual meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a written charter for each of the Board committees described above. The Board has also adopted a Code of Business Conduct that applies to all of our employees, officers and directors. Links to these materials are available on our website at www.scolr.com.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 18, 2005, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each director (iii) each executive officer named in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock(1)
Archer-Daniels-Midland Company(2) 4666 Faries Parkway Decatur, IL 62526	1,920,000	5.6%
Daniel O. Wilds	311,167	*
Randall L-W. Caudill	122,134	*
David T. Howard	296,667	*
Herbert L. Lucas	956,030	2.6%
Dr. Reza Fassihi	241,667	*
Robert C. Schroeder	153,624	*
Wayne L. Pines	56,884	*
Michael Sorell, M.D.	47,917	*
Michael N. Taglich(3)	606,410	1.6%
Stephen J. Turner	106,666	*
Gail T. Vitulli	56,667	*
All directors and executive officers as a group (12 persons)	2,983,611	7.96%

*	Less than 1%.
(1)	The percentage of common stock is calculated on the basis of 34,513,386 shares of common stock outstanding as of April 18, 2005, except that shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of April 18, 2005, are deemed outstanding for computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock shown as beneficially owned by the persons named in this table includes common stock underlying options and warrants exercisable within 60 days of April 18, 2005 as follows:

Name	Number of Options/Warrants
Daniel O. Wilds	291,667
Randall L-W. Caudill	116,134
David T. Howard	296,667
Herbert L. Lucas	390,778
Dr. Reza Fassihi	208,334
Robert C. Schroeder	153,624
Wayne L. Pines	54,884
Michael Sorell, M.D.	47,917
Michael N. Taglich	232,922
Stephen J. Turner	106,666
Gail T. Vitulli	31,667

(2)	Based solely on a Schedule 13G filed with the SEC on February 14, 2000.
(3)	Michael N. Taglich is the General Partner of a partnership that beneficially owns 50,000 shares of common stock. Mr. Taglich disclaims beneficial ownership of the common stock owned by such partnership except to the extent of his pecuniary interest therein. Also includes beneficial ownership of 7,000 shares owned by Taglich Brothers, Inc. Michael N. Taglich is a stockholders and executive officer of Taglich Brothers, Inc.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2004, 2003, and 2002, respectively, by our chief executive officer, and our other most highly compensated executive officers whose salary and bonus for the last fiscal year exceeded $100,000. Such persons may be referred to as our “Named Executive Officers.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards Securities Underlying Options (#)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)			All Other(4) Compensation ($)
Daniel O. Wilds(1) President and CEO	2004 2003 2002	300,000 95,538 —	75,000 — —	6,000 — —	300,000 250,000 —		— — —

Gail T. Vitulli Principal Accounting Officer and Controller	2004 2003 2002	95,000 76,932 75,513	15,000 — —	— — —	95,000 15,000 —	(2)	2,185 1,583 1,548

Stephen J. Turner Vice President and Chief Technical Officer	2004 2003 2002	141,811 81,972 64,595	25,000 — —	— — —	115,000 50,000 —	(3)	2,608 1,704 1,310

(1)	Mr. Wilds commenced employment with the Company on August 8, 2003. He received an annualized base salary of $240,000 until December 31, 2003. On January 1, 2004, his annual salary was increased to $300,000 with an additional car allowance of $6,000 per year. Mr. Wilds entered into an employment agreement in November, 2004. The bonus paid in 2004 included services rendered in both 2004 and 2003 and was not allocated by year.
(2)	Ms. Vitulli was granted options to purchase 45,000 shares at an exercise price of $3.15 per share relating to services rendered in 2003 and options to purchase 50,000 shares at an exercise price of $4.80 relating to services rendered in 2004.
(3)	Mr. Turner was granted options to purchase 55,000 shares relating to services rendered in 2003 and options to purchase 60,000 shares relating to services rendered in 2004.
(4)	Comprised of company matches to the individual’s 401(k) plan.

Stock Options Granted in Fiscal 2004

The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 2004 to our Named Executive Officers:

Option Grants in Last Fiscal Year

	Individual Grants					Grant Date Value
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees In 2004(4)	Exercise Price ($/Share)(5)	Expiration Date	Grant Date Present Value ($)(6)
Daniel O. Wilds	300,000	(1)	36.6%	$3.21	11/09/2014	$2.65

Gail T. Vitulli	45,000	(2)	5.5%	$3.15	04/14/2014	$2.52

	50,000	(3)	6.1%	$4.80	12/05/2014	$3.98

Stephen J. Turner	55,000	(2)	6.7%	$3.15	04/14/2014	$2.52

	60,000	(3)	7.3%	$4.80	12/05/2014	$3.98

(1)	The option vests over three years from January 1, 2005 in thirty-six equal monthly installments.
(2)	The option is exercisable as to one-sixth of the total shares at the end of the six month period following the date of grant, as to an additional one-sixth of the total shares at the end of the subsequent six month period, and as to an additional one-third of the total shares at the end of each subsequent twelve month period.
(3)	The option is exercisable as to one-third of the total shares at the end of the twelve month period following the date of grant, and as to an additional one-thirty-sixth of the total shares at the end of each month thereafter.
(4)	During 2004, the Board of Directors granted options to purchase a total of 820,000 shares of common stock to employees and officers and an additional 284,704 to directors.
(5)	The exercise price per share was equal to the closing price of the shares on the day before the grant date.
(6)	The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions: (a) all options granted will vest as scheduled; (b) a dividend yield of 0.0%; (c) a risk-free interest rate of 4.19% – 4.75%; and (d) an expected volatility of 71.53% – 78.75%.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table summarizes the number and value of options exercised by the Named Executive Officers during 2004 and the value of options held by such persons as of December 31, 2004.

Aggregated Option Exercises in 2004 and

Fiscal Year End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Year End (#)		Value of Unexercised In-the-Money Options at Year End ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel O. Wilds			250,000	300,000	$702,500	$510,000

Gail T. Vitulli	15,000	$49,650	24,167	90,833	$77,650	$80,700

Stephen J. Turner			80,833	139,167	$318,267	$215,933

(1)	The value realized is calculated based on the closing price of our common stock as reported by the American Stock Exchange on the date of exercise minus the exercise price of the option, and does not necessarily indicate that the optionee sold such stock.
(2)	The market value of underlying securities is based on the difference between the closing price of our common stock on December 31, 2004 (as reported by the American Stock Exchange) and the exercise price.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

We entered into an employment agreement with Daniel O. Wilds which provides for Mr. Wilds to continue serving as our President and Chief Executive Officer indefinitely, subject to termination as provided in the agreement. The agreement provided for an increase in Mr. Wilds base salary to $320,000 per year effective January 1, 2005, and annual reviews and possible increases in subsequent years. Mr. Wilds received a bonus of $75,000 for services rendered during 2003 and 2004. In addition, Mr. Wilds will be eligible to receive an annual bonus up to 65% percent of his base salary (as adjusted from time to time) based on the achievement of certain objectives approved by the Board of Directors in its discretion; provided there has been a minimum gain in SCOLR Pharma, Inc. market capitalization of 20% for the year under consideration for payment of a bonus. We may terminate Mr. Wilds’ agreement for “cause” (as defined) without notice or compensation, except for unpaid base salary and other benefits already earned. If the agreement is terminated by the Company “without cause,” or Mr. Wilds resigns for “good reason” (as defined), Mr. Wilds will receive a lump sum payment equal to 87.5% of his then current base salary, a prorated bonus payment equal to 65% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in SCOLR Pharma, Inc. market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at SCOLR Pharma, Inc. expense for up to one year. The agreement also provides that Mr. Wilds will receive a monthly car allowance of $500, paid vacation of four weeks per year and other customary benefits.

We have an employment agreement with Stephen J. Turner which provides for an annual salary of at least $85,000 (subsequently increased to $140,000 per year) and includes provisions for bonus, salary increases and stock options as determined by the Board. In accordance with the terms of the agreement, Mr. Turner’s employment is “at will” and he may be terminated at any time with or without cause. However, in the event Mr. Turner’s employment is terminated “without cause” (as defined), or by Mr. Turner for “good reason” (as defined), we shall continue to pay his then current base salary for six months following the date of termination.

Compensation of Directors

We pay no additional remuneration to our employees who serve as directors. All directors are entitled to reimbursement for expenses incurred in traveling to and from meetings of the Board of Directors. Since 1999, non-employee directors have received options to purchase 30,000 shares of common stock on October 1 of each year. Such options were granted at the fair market value of the common stock on the date of grant and were fully vested upon grant. Directors who had served less than a full year prior to October 1 of such year received a prorated grant of options based on the number of full months of service completed. In accordance with this policy, on October 1, 2004, Mr. Lucas, Dr. Caudill, Dr. Fassihi, Mr. Schroeder and Mr. Taglich each were granted nonqualified stock options exercisable for 30,000 shares and Dr. Sorell and Mr. Pines were each granted 12,500 shares of our common stock at an exercise price of $2.16 per share.

During 2004 the Board determined that it would be beneficial to provide new directors with an additional equity stake in the Company. In connection with the reconsideration of its board compensation policy, during December 2004, Mr. Pines and Dr. Sorrell were granted options to purchase 37,500 shares, with such options vesting over one year in twelve equal monthly installments.

In January 2005 the Board revised the policy for compensation of our non-employee directors to provide that each non-employee director would receive an option to purchase 25,000 shares of common stock on the first business day of each calendar year at an exercise price equal to the closing price on the last trading day of the prior year. In addition, upon election or appointment to our Board of Directors, each new non-employee director would receive an option to purchase 50,000 shares of our common stock under at an exercise price equal to the closing price per share of common stock on the date of grant. The options granted to non-employee directors have a ten-year term and become exercisable in twelve equal monthly installments following the date of grant if such person is still serving as a director at such time. In connection with the revised compensation plan for non-employee directors, each of our non-employee directors was granted an option to purchase an additional 6,250 shares of our common stock on January 19, 2005, to account for the change in the annual grant date from October 1 of each year to the first business day of each calendar year.

Non-employee directors receive a quarterly retainer of $3,750 for services as a director. Since adoption of our 2004 Equity Incentive Plan in June 2004, non-employee directors may elect to receive the value of the quarterly retainer in the form of a stock-based director fee award, which will consist of either stock options or stock units, as elected by the director on an annual basis. Such stock options and stock units shall be fully vested at the date of grant and have a term of ten years. A non-employee director may elect to receive up to 100% of such amount in the form of stock options or stock units. Stock options and stock units from such election will be granted automatically on the last day of each calendar quarter for the portion of a director’s compensation earned during the quarter for which the director elected to receive stock options or stock units in lieu of cash. Director compensation not paid in the form of stock options or stock units will be paid in cash. A director electing to receive stock options will be granted automatically, on the last day of each calendar quarter, an option to purchase that number of shares of our common stock equal to the amount of the quarterly compensation elected to be received in stock options divided by an amount equal to 50% of the average closing price of a share of our common stock as during the ten trading days preceding the date of grant and having an exercise price per share equal to 50% of such average. A director electing to receive stock units will be granted automatically, on the last day of each calendar quarter, an award for a number of stock units under equal to the amount of the quarterly compensation elected to be received in stock units divided by an amount equal to the average closing price of a share of our common stock on the ten trading days preceding the date of grant. A stock unit is an unfunded bookkeeping entry representing a right to receive one share of our common stock. Non-employee directors are not required to pay any additional cash consideration in connection with the settlement of a stock unit award.

As described above, each of the non-employee directors made an election with respect to how to receive his retainer for the second half of 2004. Messrs. Caudill, Lucas, Pines, Sorell, and Taglich elected to receive their retainers in the form of stock options. Accordingly, on September 30, 2004 and December 31, 2004 each received options to purchase 3,676 shares of common stock at $1.02 per share and 1,524 shares of common stock at $2.46 per share, respectively. We have paid consulting fees of $48,000 and $120,000 to Dr. Fassihi and Mr. Howard, respectively.

Equity Compensation Plan Information

We currently maintain our 2004 Equity Incentive Plan, which has been approved by shareholders, and provides for the issuance of our common stock to officers and other employees, directors and consultants. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plan as of December 31, 2004.

Plan Category	Number of shares to be Issued upon exercise of Outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	2,723,915	$2.06	1,489,570
Equity compensation plans not approved by stockholders	None	None	None

Total	2,723,915	$2.06	1,489,570

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total returns on our common stock since December 31, 1999, with the cumulative total return of companies included in the AMEX U.S. Index and the AMEX Pharmaceutical Index. The graph assumes that $100 was invested on December 31, 1999 in our common stock and in each of the indexes. All values assume reinvestment of the pretax value of dividends paid by companies included in these indexes and calculated as of December 31 of each year. We paid no dividend during the period. The data points used for the performance graph are listed in the chart below.

	1999	2000	2001	2002	2003	2004
December 31,

SCOLR Pharma, Inc.	100	80.00	116.57	203.43	489.14	1122.29

AMEX U.S. Index	100	92.75	86.34	70.57	95.52	110.38

AMEX Pharmaceutical Index	100	129.44	111.85	89.30	102.53	98.86

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In February 2004, we completed the private placement of 3,206,538 shares of our common stock for $3.25 per share. The purchasers also received five year warrants to purchase 801,636 shares of common stock at an exercise price of $4.75 per share. Rodman & Renshaw acted as the lead placement agent for the transaction and Taglich Brothers, Inc. assisted in the financing. The placement agents received a cash commission of $729,487 and warrants to purchase 224,458 shares, of which Taglich Brothers, Inc. received $174,965 and warrants to purchase 53,846 shares. Michael N. Taglich and Robert Schroeder are members of our Board of Directors (although Mr. Schroeder’s term as a director will end at the annual meeting) and are also affiliates of Taglich Brothers, Inc. Mr. Taglich’s brother, Robert Taglich, is also an affiliate of Taglich Brothers, Inc. Mr. Michael Taglich purchased 49,631 shares of common stock and warrants to purchase 12,408 shares as part of the private placement. Robert Taglich also purchased 9,600 shares of common stock and warrants to purchase 2,400 shares as part of the private placement.

In February 2005, we completed the private placement of 3,750,000 shares of our common stock for $4.00 per share. The sale of shares was for an aggregate purchase price of $15 million and resulted in net proceeds of approximately $14,100,000. Taglich Brothers, Inc. acted as the placement agent for the transaction pursuant to a letter agreement dated as of February 8, 2005. In accordance with the letter agreement, Taglich Brothers, Inc. received a cash fee of $750,000 and warrants to purchase 75,000 shares of our common stock at an exercise price of $5.00 per share exercisable for five years. In addition, we reimbursed Taglich Brothers for its reasonable out-of-pocket expenses up to $30,000 incurred in connection with the private placement.

Dr. Reza Fassihi, a member of our Board of Directors, assigned us all of his right, title and interest in and to the technology known as “oral extended release dosage form based on the principle of controlled hydration “pursuant to an Intellectual Property Assignment and Assumption Agreement dated May 24, 2001. We paid a fee to Dr. Fassihi in connection with execution of this Agreement and an additional fee upon issuance of Patent No. 6,517,868. Dr. Fassihi assigned all of his right, title and interest in the technology known as “multiple compressed asymmetric composite delivery system for release-rate modulation of bioactives” to us pursuant to an Intellectual Property Assignment and Assumption Agreement dated August 1, 2002. We paid Dr. Fassihi $50,000 in connection with execution of the Agreement and filing of the patent and agreed to pay an additional fee upon issuance of the first patent. We are obligated to pay Dr. Fassihi an annual license maintenance fee, share in upfront payments from customers and pay royalties based on product sales with respect to the intellectual property assigned to us under each agreement.

We entered into a Consulting Agreement with Dr. Fassihi dated December 22, 2000, which has been amended and supplemented by Additional Services Agreements. Under the Consulting Agreement, we agreed to pay Dr. Fassihi a monthly retainer of $4,000 and an hourly fee of $100 (which is credited against the retainer) until December 31, 2006, subject to termination under certain circumstances. In addition, we are obligated to pay Dr. Fassihi royalties for sales of products relating to certain intellectual property assigned to us by Dr. Fassihi. Dr. Fassihi devotes approximately one day per week plus ongoing supervision of projects as necessary to provide services to us. Under the terms of his Consulting Agreement, we own any and all intellectual property relating to the services provided under the agreements. During 2004, we paid Dr. Fassihi $48,000 in consulting fees.

On August 7, 2003, Mr. David Howard, a member of our Board of Directors, entered into Separation and Advisory Agreements pursuant to which he resigned as an officer and agreed to provide consulting and advisory services for us. Under the terms of the Advisory Agreement, Mr. Howard assists us with the development and commercialization of our drug delivery technology and provides assistance with respect to licenses, strategic alliances and product development. The Advisory Agreement provided for compensation of $20,000 per month but commencing February 6, 2004. Mr. Howard’s compensation was reduced to $10,000 per month. The agreement with Mr. Howard will terminate on July 6, 2005.

In March 2002, we entered into an exclusive patent license agreement with Arthur-Daniels-Midland (“ADM”), the owner of approximately 6% of our common stock, which granted ADM an exclusive license and right of first refusal to develop and market certain dietary supplement and nutraceutical products using our CDT Technology We will receive royalties based on a percentage of net sales of the licensed products sold by ADM each quarter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports furnished to us and written representations by certain reporting persons regarding their compliance with the applicable reporting requirements we believe that, during 2004, all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with except that Form 4 reports with respect to one transaction each were not timely filed by Ms. Vitulli and Messrs. Turner, Pines, Caudill and Lucas; and three Form 4 reports with respect to one transaction each were not timely filed by Mr. Taglich as a result of inadvertent administrative delays.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditors, Grant Thornton LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of four directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The American Stock Exchange. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of this charter is available on our corporate website at www.scolr.com.

The Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with management and Grant Thornton LLP, the Company’s independent auditor. The Committee has also reviewed and discussed with Grant Thornton LLP all matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has met with Grant Thornton LLP, with and without management present, to discuss the overall scope of Grant Thornton LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that SCOLR’s audited financial statements be included in SCOLR’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

AUDIT COMMITTEE

Herbert L. Lucas, Chairman

Randall L-W. Caudill

Wayne L. Pines

Michael Sorell

*	The information contained in the Report of the Audit Committee shall not be deemed “soliciting material” or be incorporated by reference by any general statement incorporating this Proxy Statement into any filings under either the Securities Act of 1933, as amended, or the Exchange Act of 1934 (together the “Acts”), except to the extent we specifically incorporate such report by reference, and further, such Report shall not otherwise be deemed filed under the Acts.

INFORMATION REGARDING THE INDEPENDENT AUDITORS

Set forth below is certain information concerning aggregate fees billed for professional services rendered during fiscal year 2004 and 2003 by Grant Thornton LLP, the Company’s auditors for those respective years. A representative of Grant Thornton LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

	Fiscal 2004	Fiscal 2003
	(In thousands of U.S. dollars)
Audit Fees(1)	$87,031	$98,680
Audit-Related Fees(2)	—	—
Tax Fees(3)	$11,550	$15,157
All Other Fees(4)	$6,080	$35,355

(1)	Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the audit of our annual financial statements, (ii) the review of our quarterly financial statements or (iii) those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. This information is presented as of the latest practicable date for this proxy statement.
(2)	Audit-related fees represent amounts we were billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews. This category primarily includes services relating to internal control assessments and accounting-related consulting. Grant Thornton LLP rendered no such services during the last two years.
(3)	Tax fees represent amounts we were billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice, and tax planning.
(4)	All other fees represent amounts we were billed in each of the years presented for services not classifiable under the other categories listed in the table above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

REPORT OF THE COMPENSATION COMMITTEE

Dr. Caudill, Mr. Lucas and Mr. Taglich are the current members of the Compensation Committee. The Committee is responsible for establishing compensation programs for all employees with compensation in excess of $100,000, including executives. For executive officers, the Committee evaluates performance and determines compensation policies and levels. The President and Chief Executive Officer may participate in the Committee discussions regarding compensation of executive officers, but may not be present when the Committee discusses his own compensation.

Compensation Philosophy

The goals of our compensation program are to align employee compensation with our business objectives and performance and to enable us to attract and retain the highest quality executive officers and other employees, reward them for our progress and motivate them to enhance long term stockholder value. The key elements of the philosophy are as follows:

•	We pay competitively with companies with which we compete for talent.

•	We maintain short and long-term incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

Forms of Compensation

Base Salary.    The Compensation Committee annually reviews each executive officer’s base salary. When reviewing base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibilities, prior experience, breadth of knowledge and competitive pay practices. Base salaries for executive officers for 2005 were increased between 7% and 43% as compared to fiscal 2004. The increases were due to the executive officer’s and the Company’s performance during the prior year, including, among other things, the completion of additional financing in February 2004 and the progress of our development programs.

Near-Term Incentives.    In December 2004, the Compensation Committee met and approved cash bonuses for performance for the 2004 fiscal year for all executive officers. The bonuses awarded depended on the achievement of specified corporate goals and individual performance objectives for each executive officer. Cash bonuses awarded to executive officers for performance in 2004 ranged from 16% to 25% of the executive officers’ respective base salaries. The Compensation Committee annually reviews and approves the performance objectives for SCOLR Pharma, Inc..

Long-Term Incentives.    Our long term incentive program for officers consists of stock option grants pursuant to the 2004 Equity Incentive Plan. Stock options granted to our executive officers under the 2004 Plan generally vest over a three year period to encourage employees to remain with SCOLR Pharma, Inc.. Through option grants, executives and employees receive equity as an incentive to assist in building long-term stockholder value. Stock option grants in 2004 were made at an exercise price of 100% of the fair market value of our common stock on the date of grant. Executive officers receive value from the grants only if the common stock appreciates over the long term. In determining the size of stock option grants to executive officers under the 2004 Equity Incentive Plan, the Compensation Committee bases its decisions on such factors as the value of options awarded to comparable positions in peer group companies, corporate and individual performance, the number of options currently held by the officers, the allocation of overall share usage attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix.

Chief Executive Officer Compensation

Mr. Wilds’ base salary as President and Chief Executive Officer in fiscal year 2004 was $300,000. His bonus for 2004 and 2003 (combined) consisted of $75,000 in cash. Mr. Wilds’ base salary and bonus were determined by the Committee’s and the Section 162(m) Subcommittee in the same manner as that for our other executive officers, and was based on the achievement of specified corporate goals and individual performance objectives, including, among other things, the completion of additional financing in February 2004 and the progress of our development programs. Mr. Wilds’ base salary for 2005 was set at $320,000.

We entered into an employment agreement with Mr. Wilds in November 2004. In accordance with this agreement, we granted Mr. Wilds options to purchase 300,000 shares of common stock at an exercise price of $3.21 per share (the closing price at the date of grant). This grant reflected Mr. Wilds’ performance in 2004 and 2003 and was designed to align Mr. Wilds long term compensation with building stockholder value. These options have a ten year term and vest over three years in 36 equal monthly installments. The agreement also provides that Mr. Wilds will receive a monthly car allowance of $500, paid vacation of four weeks per year, and other customary benefits.

Compliance with Internal Revenue Code Section 162(m)

Section 162m of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its other highly compensated executive officers. The Compensation Committee established a Section 162 Subcommittee which is comprised solely of outside directors (currently Dr. Caudill and Mr. Lucas) for purposes of Section 162(m) of the Internal Revenue Code as amended. The Subcommittee was authorized to approve compensation arrangements for our highly compensated officers, as well as approve stock option grants to executive officers and directors of SCOLR Pharma, Inc.. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Section 162(m) Subcommittee of the Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance under Section 162(m).

Randall L-W. Caudill

Herbert L. Lucas, Jr.

Michael N. Taglich

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors is composed of Mr. Lucas, Dr. Caudill, and Mr. Taglich. All members of the Compensation Committee are non-employee, outside directors. No person who serves as a member of the Compensation Committee during 2004 was a current or former officer or employee of SCOLR Pharma, Inc.. Additionally, there were no compensation committee “interlocks” during 2004, which generally means that no executive officer of SCOLR Pharma, Inc. served as a director or member of the compensation committee of another entity, which had an executive officer serving as a member of our Compensation Committee.

Although Mr. Wilds, our President and Chief Executive Officer, participated in compensation discussions during 2004, he did not participate in any deliberations or decisions regarding his own compensation. See “Certain Relationships and Related Transactions” above for a description of transactions between the Company and Messrs. Lucas and Taglich.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2006 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than January 4, 2006. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal, addressed to the Secretary at our principal executive offices, not less than seventy-five (75) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event less than ninety (90) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice must be so received by the Secretary not later than the close of business on the fifteenth (15th) day following the day on which such notice of meeting was mailed or such public disclosure was made, whichever occurs first.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2005 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-KSB

The 2004 Annual Report (which is not a part of our proxy soliciting materials) is being mailed to stockholders with this Proxy Statement. Our Annual Report on Form 10-KSB for fiscal 2004 (the “2004 10-KSB”) and the exhibits filed with it are available at the Company’s web site at www.scolr.com/financial.html. Upon request by any stockholder to the following address, a copy of the 2004 10-KSB, without exhibits, will be furnished without charge, and a copy of any or all exhibits to the 2004 10-KSB will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits:

Investor Relations

SCOLR Pharma, Inc.

3625 132nd Avenue SE

Suite 300

Bellevue, Washington 98006

(425) 373-0171

By order of the Board of Directors

Daniel O. Wilds
President and Chief Executive Officer

May 2, 2005

SCOLR Pharma, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Daniel O. Wilds and Gail T. Vitulli, or either of them, with full power of substitution, as proxies to represent and vote as designated in this proxy any and all of the shares of stock of SCOLR Pharma, Inc., held or owned by or standing in the name of the undersigned on the Company’s books on April 18, 2005 at the Annual Meeting of Stockholders of SCOLR Pharma to be held in Seattle at 10:30 a.m. on June 10, 2005, and any continuation or adjournment thereof, with all powers the undersigned would possess if personally present at the meeting.

The undersigned hereby directs and authorizes said proxies, and each of them, or their substitute or substitutes, to vote as specified with respect to the proposals listed on the below, or, if no specification is made, to vote in favor thereof.

The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote with respect to all other matters, which may properly come before the meeting or any continuation or adjournment thereof.

The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders of the Company, (b) accompanying Proxy Statement, and (c) Annual Report to Stockholders for the fiscal year ending December 31, 2004.

x PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR

PROPOSAL 1 – To elect the following six (6) persons as directors to hold office until their successors are elected and qualified:

Nominee: Daniel O. Wilds

FOR WITHHELD

Nominee: Randall L-W. Caudill

FOR WITHHELD

Nominee: Reza Fassihi, Ph.D.

FOR WITHHELD

Nominee: Wayne L. Pines

FOR WITHHELD

Nominee: Michael Sorell, M.D.

FOR WITHHELD

Nominee: Michael N. Taglich

FOR WITHHELD

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Signature: Date:

Signature: Date:

Note: Sign exactly as your name(s) appears on your stock certificate. If shares of stock are held in the name of two or more persons or in the name of husband and wife, either as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.